Exhibit B-1

                            ASSET TRANSFER AGREEMENT

                                 BY AND BETWEEN

                         DELMARVA POWER & LIGHT COMPANY

                                       and

                       CONECTIV DELMARVA GENERATION, INC.

                             Dated as of May 4, 2000

LIST OF EXHIBITS AND SCHEDULES

Exhibits
--------
Exhibit A         Access Agreements
Exhibit B         Assignment and Assumption Agreement
Exhibit C         Fuel Storage Agreement
Exhibit D         Interconnection Agreement
Exhibit E         Limited Warranty Deeds
Exhibit F         Merrill Creek Sublease

Schedules
---------
1.1(17)           Conemaugh Station
1.1(35)           Facilities
1.1(53)           Keystone Station
1.1(65)           Permitted Encumbrances
1.1(76)           Retained Real Property
1.1(88)           Transferable Permits
1.1(95)           Transferor Agreements
1.1(103)          Transferred Real Property
2.1(b)            Tangible Personal Property
2.1(h)            Keystone/Conemaugh Emission Allowances
4.3(a)            No Violations - Transferor
4.3(b)            Transferor Consents and Approvals
4.5               Transferor Legal Proceedings
5.3(a)            No Violations - Transferee
5.3(b)            Transferee Consents and Approvals
6.4(a)            Transferred Employees
6.4(b)            Benefit Plans
6.9               Certain Tax-Exempt Bonds

                               TABLE OF CONTENTS

ARTICLE I
DEFINITIONS
         1.1      Definitions....................................................................................     2
         1.2      Certain Interpretive Matters...................................................................    12
         1.3      U.S. Dollars...................................................................................    12

ARTICLE II
CONTRIBUTION OF ASSETS AND ASSUMPTION OF LIABILITIES
         2.1      Contribution of Transferred Assets.............................................................    12
         2.2      Excluded Assets................................................................................    13
         2.3      Assumed Liabilities............................................................................    15
         2.4      Excluded Liabilities...........................................................................    18
         2.5      Control of Litigation..........................................................................    20

ARTICLE III
CLOSING
         3.1      Closing........................................................................................    21
         3.2      Prorations.....................................................................................    21
         3.3      Deliveries by Transferor.......................................................................    22
         3.4      Deliveries by Transferee.......................................................................    23
         3.5      Relationship of this Agreement and Related Transfer Agreements.................................    24

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRANSFEROR
         4.1      Organization; Qualification....................................................................    24
         4.2      Authority......................................................................................    24
         4.3      Consents and Approvals; No Violation...........................................................    24
         4.4      Title and Related Matters......................................................................    25
         4.5      Legal Proceedings..............................................................................    25

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TRANSFEREE
         5.1      Organization; Qualification....................................................................    26
         5.2      Authority......................................................................................    26
         5.3      Consents and Approvals; No Violation...........................................................    26
         5.4      Legal Proceedings..............................................................................    27

ARTICLE VI
COVENANTS
         6.1      Conduct of Business Relating to the Transferred Assets.........................................    27
         6.2      Books and Records..............................................................................    28
         6.3      Transfer Taxes.................................................................................    28

         6.4      Employees......................................................................................    28
         6.5      Qualification of Transferee under PUHCA........................................................    29
         6.6      Further Assurances.............................................................................    29
         6.7      Consents and Approvals.........................................................................    30
         6.8      PJM; MAAC......................................................................................    30
         6.9      Certain Tax-Exempt Bonds.......................................................................    30
         6.10     Reimbursement of Certain Metering Expenses.....................................................    31

ARTICLE VII
CONDITIONS.......................................................................................................    31
         7.1      Conditions to Obligation of Transferee.........................................................    31
         7.2      Conditions to Obligation of Transferor.........................................................    32

ARTICLE VIII
INDEMNIFICATION
         8.1      Indemnification By Transferor and Transferee...................................................    33
         8.2      Defense of Claims..............................................................................    35

ARTICLE IX
TERMINATION
         9.1      Termination....................................................................................    36
         9.2      Effect of Termination..........................................................................    37

ARTICLE X
MISCELLANEOUS PROVISIONS
         10.1     Amendment and Modification.....................................................................    37
         10.2     Expenses.......................................................................................    37
         10.3     Bulk Sales Laws................................................................................    37
         10.4     Waiver of Compliance; Consents.................................................................    37
         10.5     No Survival....................................................................................    37
         10.6     Disclaimers....................................................................................    37
         10.7     Notices........................................................................................    38
         10.8     Assignment.....................................................................................    39
         10.9     Governing Law; Forum; Service of Process.......................................................    39
         10.10    Counterparts...................................................................................    40
         10.11    Interpretation.................................................................................    40
         10.12    Schedules and Exhibits.........................................................................    40
         10.13    Entire Agreement...............................................................................    40

                            ASSET TRANSFER AGREEMENT

         ASSET TRANSFER AGREEMENT, dated as of May 4, 2000 (this "Agreement"), by and between Delmarva Power & Light Company, a Delaware and Virginia corporation

("Transferor"), and Conectiv Delmarva Generation, Inc., a Delaware corporation and a wholly owned subsidiary of Transferor ("Transferee"). Transferor and Transferee may be referred to herein individually as a "Party," and collectively as the "Parties."

                               W I T N E S S E T H

         WHEREAS, Transferor owns and operates plants and related facilities for the generation of electricity which is sold to wholesale and retail customers of Transferor (the "Business");

         WHEREAS, Transferor desires to transfer, upon the terms hereinafter set forth, substantially all of its assets, properties, rights and interests relating to the Business to Transferee (other than assets Transferor has agreed to sell to (i) PECO Energy Company and PSEG Power LLC, pursuant to certain Purchase and Sale Agreements, each dated as of September 29, 1999 and (ii) NRG Energy, Inc., pursuant to that certain Purchase and Sale Agreement, dated as of January 18, 2000 relating to the wholly-owned generating stations owned by Transferor), except as set forth herein;

         WHEREAS, Transferee desires to acquire from Transferor, upon the terms hereinafter set forth, substantially all of such assets, properties, rights and interests of Transferor and to assume certain liabilities and obligations of Transferor specifically disclosed in this Agreement;

         WHEREAS, the Board of Directors of Transferor has determined that it is appropriate and desirable to distribute to Transferor's shareholder all of Transferor's interest in the capital stock of Transferee (the "Internal Distribution") following the transfer of the assets, properties, rights and interests contemplated under this Agreement (the "Transfer");

         WHEREAS, for U.S. federal income tax consequences, it is intended that the Transfer and the Internal Distribution qualify as a reorganization under the provisions of Section 368(a)(1)(D) and Section 355 of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, each of the Transfer and Internal Distribution is being carried out for business reasons of Transferor and Transferee including cost savings and a reduction in the regulatory compliance burdens of the Business;

         WHEREAS, concurrently with the execution and delivery of this Agreement, Transferor has executed and delivered an agreement with Conectiv Energy Supply, Inc., a Delaware corporation ("CESI"), pursuant to which Transferor has agreed to transfer, and CESI has agreed to accept, all of Transferor's right, title and interest in, to and under fuel supplies and inventories relating to the Transferred Assets (as defined herein); and

         WHEREAS, concurrently with the execution and delivery of this Agreement, Transferor has executed and delivered an agreement with CESI, pursuant to which Transferor has agreed to assign, and CESI has agreed to accept, all of Transferor's right, title and interest in, to and under all of its fuel, energy and capacity supply and purchase agreements relating to the Transferred Assets.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants representations, warranties and agreements set forth herein and intending to be legally bound hereby, the Parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings specified in this Section 1.1.

                  (1) "Access Agreements" means the agreements between Transferor and Transferee to be delivered at the Closing, substantially in the form of Exhibit A hereto, pursuant to which Transferor will provide Transferee and Transferee will provide Transferor, with access rights with respect to certain of the Transferred Assets and real property used in connection with such Transferred Assets.

                  (2) "Additional Agreements" means the Interconnection Agreement, the Access Agreements, the Limited Warranty Deeds, the Assignment and Assumption Agreement, the Fuel Storage Agreement and the Merrill Creek Sublease.

                  (3) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act, provided that for the purposes of this Agreement, each of Transferor and Transferee shall not be considered an Affiliate of the other.

                  (4) "Agreement" means this Asset Transfer Agreement together with the Schedules and Exhibits hereto.

                  (5) "Assignment and Assumption Agreement" means the assignment and assumption agreement between Transferor and Transferee, to be delivered at the Closing, substantially in the form of Exhibit B hereto, pursuant to which Transferor shall assign the Transferor Agreements, certain intangible assets and certain other Transferred Assets to Transferee, and Transferee shall accept such assignment and assume the Assumed Liabilities.

                  (6) "Assumed Liabilities" has the meaning set forth in Section 2.3.

                  (7) "Benefit Plans" means all deferred compensation, profit-sharing, retirement and pension plans, and all material bonus, fringe benefit and other employee benefit plans, maintained or with respect to which contributions are made or have been made by Transferor for the benefit of any Transferred Employee prior to the Closing.

                  (8) "Business" has the meaning set forth in the preamble to this Agreement.

                  (9) "Business Day" means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

                  (10) "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

                  (11) "Closing" has the meaning set forth in Section 3.1.

                  (12) "Closing Date" has the meaning set forth in Section 3.1.

                  (13) "COBRA" means Sections 601 through 608 of ERISA and
Section 4980B of the Code.

                  (14) "Code" has the meaning set forth in the preamble to this Agreement.

                  (15) "Commercially Reasonable Efforts" means efforts which are reasonably within the contemplation of the Parties at the time of entering into this Agreement and which do not require the performing Party to expend funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

                  (16) "Conemaugh Interest" means Transferor's 3.72% undivided interest as tenant in common in Conemaugh Station.

                  (17) "Conemaugh Station" means the generating station known as Conemaugh Station, located in the County of Indiana, Commonwealth of Pennsylvania, and related properties and assets, all as more fully identified on
Schedule 1.1(17) attached hereto.

                  (18) "Courts" has the meaning set forth in Section 10.9.

                  (19) "Direct Claim" has the meaning set forth in Section
8.2(c).

                  (20) "DNREC" means the Delaware Department of Natural Resources and Environmental Control.

                  (21) "Easements" means, collectively, all easements, licenses, rights of way and other access rights to be granted by Transferor to Transferee and by Transferee to Transferor, pursuant to the Access Agreements and the easements, licenses, rights of way and other access rights reserved by Transferor in the Limited Warranty Deeds, including such as authorize access, use, maintenance, construction, repair, replacement and other activities by

Transferor or Transferee, or otherwise necessary for Transferor or Transferee to operate their respective businesses or fulfill applicable legal requirements.

                  (22) "Emission Allowances" means Emission Reduction Credits, NO(x) Allowances and SO(2) Allowances owned by Transferor or credited to accounts maintained by or on behalf of Transferor.

                  (23) "Emission Reduction Credits" means credits, in units that are established by the Governmental Authority with jurisdiction over the relevant Site that has obtained the credits, resulting from reductions in the emissions of air pollutants from an emitting source or facility (including and to the extent allowable under applicable Law, reductions resulting from shutdowns or control of emissions beyond that required by applicable Law) that have been certified by any applicable Governmental Authority as complying with the Law and regulations governing the establishment of such credits (including certification that such emissions reductions are enforceable, permanent, quantifiable and surplus), including air emissions reductions as described above that have been approved by the applicable Governmental Authority and are awaiting USEPA approval. The term also includes certified air emissions reductions, as described above, regardless as to whether the Governmental Authority certifying such reductions designates such certified air emissions reductions by a name other than "emission reduction credits."

                  (24) "Encumbrances" means any and all mortgages, pledges, liens, claims, security interests, agreements, easements, activity and use limitations, restrictions, defects of title or encumbrances of any kind.

                  (25) "Environmental Claims" has the meaning set forth in
Section 8.1(c).

                  (26) "Environmental Condition" means the presence or Release to the environment, whether at the Sites or otherwise, of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Sites or at, to or from any Off-Site Location, regardless of when such presence or Release occurred or is discovered.

                  (27) "Environmental Laws" means all (a) Laws, in each case, as amended from time to time, relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, Release, transport, Remediation, abatement, cleanup or handling of Hazardous Substances, (b) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances and (c) Laws relating to the management or use of natural resources.

                  (28) "Environmental Permits" means all permits, certificates, licenses and authorizations of all Governmental Authorities under Environmental Laws.

                  (29) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (30) "ERISA Affiliate" has the meaning set forth in Section 2.4(k).

                  (31) "ERISA Affiliate Plans" has the meaning set forth in
Section 2.4(k).

                  (32) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

                  (33) "Excluded Assets" has the meaning set forth in Section
2.2.

                  (34) "Excluded Liabilities" has the meaning set forth in
Section 2.4.

                  (35) "Facilities" means the generators and generation stations set forth on Schedule 1.1(35).

                  (36) "Fuel Storage Agreement" means the Fuel Storage Agreement, between CESI and Transferee, to be delivered at the Closing, substantially in the form of Exhibit C hereto, pursuant to which Transferee will permit CESI to store Retained Inventories on the Transferred Real Property.

                  (37) "Governmental Authority" means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

                  (38) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain polychlorinated biphenyls, (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

                  (39) "IBEW 1238" means Local Union 1238 of the International Brotherhood of Electrical Workers.

                  (40) "IBEW 1307" means Local Union 1307 of the International Brotherhood of Electrical Workers.

                  (41) "IBEW 1238 Agreement" means the Agreement between Transferor and IBEW 1238 effective February 1, 2000 through February 1, 2003, as amended and supplemented from time to time.

                  (42) "IBEW 1307 Agreement" means the Agreement between Transferor and IBEW 1307 effective June 26, 1998 through June 25, 2000, as amended and supplemented from time to time.

                  (43) "IBEW Collective Bargaining Agreements" means, together the IBEW 1238 Agreement and the IBEW 1307 Agreement.

                  (44) "Indemnifiable Loss" has the meaning set forth in Section 8.1(a).

                  (45) "Indemnifying Party" has the meaning set forth in Section 8.1(e).

                  (46) "Indemnitee" has the meaning set forth in Section 8.1(f).

                  (47) "Independent Accounting Firm" means such nationally recognized, independent accounting firm as is mutually appointed by the Parties for purposes of this Agreement.

                  (48) "Intellectual Property" means all patents, trademarks, trade names, service marks, brands, logos, copyrights, licenses, trade secrets, customer lists and other proprietary intellectual property rights required for, used in or incident to the Business or owned or held by Transferor.

                  (49) "Interconnection Agreement" means the interconnection agreement, between Transferor and Transferee, to be delivered at the Closing, substantially in the form of Exhibit D hereto.

                  (50) "Internal Distribution" has the meaning set forth in the preamble to this Agreement.

                  (51) "Keystone/Conemaugh Inventories" means coal, oil, tire-derived fuel and other fuel inventories, limestone, materials, spare parts, capital spare parts, consumable supplies and chemical and gas inventories (together with related freight, commodity and handling (other than on-site handling)) which are located at or in transit to the Keystone Station or the Conemaugh Station relating to the operation of the Keystone Station or the Conemaugh Station.

                  (52) "Keystone Interest" means Transferor's 3.70% undivided interest as tenant in common in Keystone Station.

                  (53) "Keystone Station" means the generating station known as Keystone Station located in Plumcreek Township, County of Armstrong, Commonwealth of Pennsylvania, and related properties and assets, all as more fully identified on Schedule 1.1(53) attached hereto.

                  (54) "Knowledge" means the actual knowledge of the directors and executive officers of the specified Person, which directors and executive officers are charged with responsibility for the particular function as of the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of such certificate.

                  (55) "Laws" means all laws, statutes, rules, regulations and ordinances of any Governmental Authority.

                  (56) "Limited Warranty Deeds" means the Limited Warranty Deeds, to be delivered at the Closing, substantially in the form of Exhibit E hereto, pursuant to which Transferor will transfer the Transferred Real Property to Transferee.

                  (57) "MAAC" means the Mid-Atlantic Area Council.

                  (58) "MDE" means the Maryland Department of the Environment.

                  (59) "Merrill Creek Sublease" means the Sublease, dated as of the Closing Date, substantially in the form of Exhibit F hereto, between Transferor and Transferee, pursuant to which, Transferor as sublessor, has agreed to sublease to Transferee, as sublessee, certain of Transferor's leased entitlements to the Merrill Creek Reservoir, located in Harmony Township, County of Warren, State of New Jersey for Transferee's use in connection with the operation of certain of the Transferred Assets, subject to the terms and conditions set forth therein.

                  (60) "NO(x)" means oxides of nitrogen.

                  (61) "NO(x) Allowance" means (a) an authorization by the DNREC under its NO(x) Budget Program authorizing the emission of one ton of NO(x) during the ozone season, as such season is defined by the DNREC; or (b) an authorization by the MDE under its NO(x) Budget Program authorizing the emission of one ton of NO(x) during the ozone season, as such season is defined by the MDE; or (c) an authorization by the VDEQ under its NO(x) Budget Program authorizing the emission of one ton NO(x) of during the ozone season, as such season is defined by the VDEQ; or (d) an authorization by USEPA under any future NO(x) Budget Program promulgated by the USEPA, including, but not limited to, any future program implemented in lieu of a state NO(x) Budget Program, authorizing the emission of one ton of NO(x) during the ozone season, as such season is defined by the USEPA.

                  (62) "NO(x) Budget Program" means Nitrogen Oxides Budget Program, which is a statutory or regulatory program promulgated by the United States or a state pursuant to which the United States or state provides for a limit on the oxides of nitrogen that can be emitted by all sources covered by the program and establishes allowances or authorizations, which in total are equal to the amount of oxides of nitrogen allowed by the limit, where each allowance or authorization represents a "right" to emit a unit of oxides of nitrogen, as the means for ensuring compliance with the limit.

                  (63) "Off-Site Location" means any real property other than the Sites.

                  (64) "Party" and "Parties" have the respective meanings set forth in the preamble to this Agreement.

                  (65) "Permitted Encumbrances" means: (a) the Easements; (b) those exceptions to title to the Transferred Assets listed on Schedule 1.1(65);
(c) statutory liens for Taxes or other charges or assessments of Governmental Authorities not yet due or delinquent, or which are being contested in good faith by appropriate proceedings; (d) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business; (e) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (f) such Encumbrances as (i) do not materially detract from the value of the Transferred Assets, taken as a whole, as currently used, or materially interfere with the present use of the Transferred Assets, taken as a whole, or (ii) would not, individually or in the aggregate, have a Transferor Material Adverse Effect.

                  (66) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, other business association or Governmental Authority.

                  (67) "PJM" means the Pennsylvania-New Jersey-Maryland Power Pool, as established and administered by Pennsylvania-New Jersey-Maryland Interconnection L.L.C.

                  (68) "PJM Agreement" means the Operating Agreement dated June 2, 1997 of Pennsylvania-New Jersey-Maryland Interconnection L.L.C., as amended from time to time.

                  (69) "Qualifying Use" has the meaning set forth in Section
6.9.

                  (70) "Real Property" means together, the Transferred Real Property and the Retained Real Property.

                  (71) "Related Transfer Agreements" means, collectively, (i) that certain Asset Transfer Agreement, dated as of the date hereof, entered into by Atlantic City Electric Company, a New Jersey corporation, and Conectiv Atlantic Generation, LLC, a Delaware limited liability company, (ii) that certain Pipeline Transfer Agreement, dated as of the date hereof, entered into by Transferor and Transferee and (iii) that certain Assignment and Assumption Agreement (Fuel Inventories), dated as of the date hereof, entered into by Transferor and CESI.

                  (72) "Release" means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into or through the environment.

                  (73) "Remediation" means an action of any kind to address an Environmental Condition or a Release of Hazardous Substances or the presence of Hazardous Substances at the Sites or an Off-Site Location, including the following activities to the extent they relate to, result from or arise out of the presence of a Hazardous Substance at the Sites or an Off-Site Location: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Sites or an Off-Site Location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of removal actions on the Sites or an Off-Site Location, remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an Off-Site Location, systems for long-term treatment of surface water or groundwater, engineering controls or institutional controls; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition or a Release of Hazardous Substances or the presence of Hazardous Substances at the Sites or an Off-Site Location.

                  (74) "Representatives" of a Person means, collectively, such Person's directors, officers, partners, members, employees, representatives, agents and advisors (including accountants, legal counsel, environmental consultants, engineering consultants and financial advisors).

                  (75) "Retained Inventories" means coal, oil, tire-derived fuel and other fuel inventories which are located at or in transit to the Facilities (other than the Keystone Station and the Conemaugh Station) solely relating to the operation of the Transferred Assets.

                  (76) "Retained Real Property" means the real property (including all buildings and other improvements thereon and all appurtenances thereto) described on Schedule 1.1(76).

                  (77) "SEC" means the United States Securities and Exchange Commission, and any successor agency thereto.

                  (78) "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

                  (79) "Sites" means the Real Property forming a part, or used or usable in connection with the operation, of the Transferred Assets, including any real property used for the disposal of solid or hazardous waste that is included in the Real Property. Any reference to the Sites shall include the surface and subsurface elements, to the extent owned by or subject to any interest of Transferor, including the soil and groundwater present at the Sites, and any reference to materials or conditions "at the Sites," including Hazardous Substances and Environmental

Conditions, shall include all materials and conditions "at, on, in, upon, over, across, under or within" the Sites.

                  (80) "SO(2)" means sulfur dioxide.

                  (81) "SO(2) Allowance" means an authorization by the Administrator of the USEPA under the Clean Air Act, 42 U.S.C. Section 7401, et seq., to emit one ton of sulfur dioxide during or after a specified calendar year.

                  (82) "Subsidiary", when used in reference to any Person, means any entity of which outstanding securities or interests having ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions of such entity are owned directly or indirectly by such Person.

                  (83) "Tangible Personal Property" has the meaning set forth in
Section 2.1(b).

                  (84) "Tax" or "Taxes" means all taxes, charges, fees, levies, penalties and other assessments imposed by any Governmental Authority responsible for the imposition of any tax, including income, gross receipts, excise, property, sales, transfer, use, franchise, payroll, withholding, social security and other taxes, together with any interest, penalties or additions attributable thereto.

                  (85) "Third-Party Claim" has the meaning set forth in Section 8.2(a).

                  (86) "Third-Party Claim Notice" has the meaning set forth in
Section 8.2(a).

                  (87) "Transfer" has the meaning set forth in the preamble to this Agreement.

                  (88) "Transferable Permits" means those Permits and Environmental Permits (and all applications pertaining thereto) which are transferable under applicable Laws by Transferor to Transferee (with or without a filing with, notice to, consent or approval of any Governmental Authority), as set forth on Schedule 1.1(88).

                  (89) "Transferee" has the meaning set forth in the preamble to this Agreement.

                  (90) "Transferee Change of Control" means any transaction or series of related transactions the result of which is that Transferee shall cease to be a wholly owned subsidiary of either of (i) Conectiv, a Delaware corporation, or (ii) any wholly owned subsidiary of Conectiv.

                  (91) "Transferee Indemnitee" has the meaning set forth in
Section 8.1(b).

                  (92) "Transferee Material Adverse Effect" has the meaning set forth in Section 5.3(a).

                  (93) "Transferee Required Regulatory Approvals" has the meaning set forth in Section 5.3(b).

                  (94) "Transferor" has the meaning set forth in the preamble to this Agreement.

                  (95) "Transferor Agreements" means, the contracts, agreements, arrangements, licenses, leases and warranties set forth on Schedule 1.1(95).

                  (96) "Transferor Indemnitee" has the meaning set forth in
Section 8.1(a).

                  (97) "Transferor Material Adverse Effect" means any change in or effect on the Transferred Assets or the operation of the Transferred Assets after the date hereof that is materially adverse to the operation or condition (financial or otherwise) of the Transferred Assets, taken as a whole, other than
(i) any change or effect affecting the international, national, regional or local electric industry as a whole and not specific and exclusive to the Transferred Assets, (ii) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electricity, including any change in or effect on the structure, operating agreements, operations or procedures of Pennsylvania-New Jersey-Maryland Interconnection L.L.C. or its control area, (iii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at the Transferred Assets, (iv) any change or effect resulting from changes in the North American, national, regional or local electricity transmission systems or operations thereof, (v) changes in Law, or any judgments, orders or decrees that apply generally to similarly situated Persons,
(vi) any condition imposed on any Party or the Transferred Assets by a Governmental Authority in connection with the grant of such Governmental Authority's consent or approval of the transactions contemplated hereby and by the Additional Agreements and (vii) any change or effect to the extent constituting or involving an Excluded Asset or an Excluded Liability.

                  (98) "Transferor Required Regulatory Approvals" has the meaning set forth in Section 4.3(b).

                  (99) "Transferred Assets" has the meaning set forth in Section 2.1.

                  (100) "Transferred Employee Records" means all records of Transferor or that relate to Transferred Employees, including records that pertain to: (i) skill and development training, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration reports and (v) active medical restriction forms.

                  (101) "Transferred Employees" has the meaning set forth in
Section 6.4(a).

                  (102) "Transferred Inventories" means limestone, materials, spare parts, capital spare parts and consumable supplies inventories which are located at or in transit to the Facilities (other than the Keystone Station and the Conemaugh Station) relating solely to the operation of the Transferred Assets.

                  (103) "Transferred Real Property" means the real property (including all buildings and other improvements thereon and all appurtenances thereto) described on Schedule 1.1(103).

                  (104) "USEPA" means the United States Environmental Protection Agency, and any successor agency thereto.

                  (105) "VDEQ" means the Virginia Department of Environmental Quality.

         1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular words include the plural, the masculine includes the feminine and neuter, and vice versa. In this Agreement, the term "includes" or "including" shall be deemed followed by the words "including without limitation." References herein to a section, article, Exhibit or Schedule mean a section, article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument constitutes a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

         1.3 U.S. Dollars. When used herein, the term "dollars" and the symbol "$" refer to the lawful currency of the United States of America.

                                   ARTICLE II

              CONTRIBUTION OF ASSETS AND ASSUMPTION OF LIABILITIES

         2.1 Contribution of Transferred Assets. Upon the terms set forth in this Agreement, at the Closing, Transferor shall assign, convey, transfer and deliver to Transferee, and Transferee shall assume and acquire from Transferor, free and clear of all Encumbrances, except for the Permitted Encumbrances, all of Transferor's right, title and interest in, to and under the following assets and properties, except as otherwise provided in Section 2.2, each as of the Closing Date, (collectively, the "Transferred Assets"), it being understood that, with respect to the Transferred Assets located at the Conemaugh Station and the Keystone Station, such Transferred Assets are being transferred only to the extent of the Conemaugh Interest and the Keystone Interest, as the case may be:

                  (a) The Transferred Real Property;

                  (b) Machinery, equipment, vehicles, furniture and related personal property located on the Real Property on the Closing Date, including certain electrical generation and transmission facilities (as opposed to generation facilities) and vehicles set forth on Schedule 2.1(b), (collectively, "Tangible Personal Property");

                  (c) The Transferred Inventories;

                  (d) The Keystone/Conemaugh Inventories;

                  (e) Subject to the receipt of necessary consents and approvals, the Transferor Agreements;

                  (f) Subject to the receipt of necessary consents and approvals, the Transferable Permits;

                  (g) The Transferred Employee Records;

                  (h) The right, title and interest of Transferor and its successors, assigns and Representatives in, to and under the Emission Allowances set forth on Schedule 2.1(h);

                  (i) All rights, claims and benefits of Transferor in, to or under all insurance policies maintained by or for the benefit of Transferor with respect to the Transferred Assets;

                  (j) The names "Conemaugh Station" and "Keystone Station"; provided, however, that Transferee expressly acknowledges and agrees that the Transferred Assets do not include any right, title or interest in or to the names "Delmarva Power & Light Company", "DP&L" or any derivation thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos or any part, derivation, colorable imitation or combination thereof; and

                  (k) All books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items relating specifically to the Transferred Assets (subject to the right of Transferor to retain copies of same for its use).

         2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall constitute or be construed as requiring Transferor to assign, convey, transfer or deliver, and Transferee shall not be entitled to acquire, any right, title or interest in, to or under any properties, assets, business, operation or division of Transferor, not set forth in Section 2.1, including the following assets and properties which are hereby specifically excluded from the definition of Transferred Assets (collectively, the "Excluded Assets"):

                  (a) The Retained Real Property;

                  (b) The right, title and interest of Transferor and its successors, assigns, Affiliates and Representatives in, to and under all electrical transmission or distribution facilities (as opposed to generation facilities) or information technology or telecommunications assets of Transferor located at or forming a part of any of the Transferred Assets (whether or not regarded as a "transmission" or "generation" asset for regulatory or accounting purposes), including all switchyard facilities, substation facilities and support equipment, as well as all permits, contracts and warranties, to the extent they relate to such transmission and distribution assets or information technology and telecommunications assets (other than the electrical transmission facilities set forth on Schedule 2.1(b), all of which are included as Transferred Assets) (collectively, the "Transmission Assets");

                  (c) The right, title and interest of Transferor and its successors, assigns, Affiliates and Representatives in, to and under certain switches and meters, gas facilities, revenue meters and remote testing units, drainage pipes and systems, pumping equipment and associated piping, in each case, located at or forming a part of the Transferred Assets, as identified in the Access Agreements;

                  (d) All certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;

                  (e) The Retained Inventories;

                  (f) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), prepaid expenses relating to the operation of the Transferred Assets and any income, sales, payroll or other receivables (in each case, whether held by Transferor or any third party);

                  (g) The right, title and interest of Transferor and its successors, assigns, Affiliates and Representatives in, to and under all Intellectual Property, including the names "Delmarva Power & Light Company", "DP&L", or any derivation thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos, or any part, derivation, colorable imitation or combination thereof;

                  (h) The right, title and interest of Transferor and its successors, assigns, Affiliates and Representatives in, to and under all contracts, agreements, arrangements, licenses, tariffs and leases of any nature, to which Transferor or its Representatives is a party, including tariffs, contracts, agreements and arrangements for the purchase or sale of electric capacity or energy, or for the purchase of transmission, distribution or ancillary services or for the purchase or procurement of Retained Inventories;

                  (i) The rights of Transferor and its successors, assigns, Affiliates and Representatives in, to and under all causes of action against third parties relating to any Transferred Asset, if any, whether accruing prior to, on or after the Closing Date, including all claims for refunds, prepayments, offsets, recoupment, insurance proceeds, insurance distributions, dividends or other proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, in each case, relating to any period prior to the Closing Date;

                  (j) All Tax refunds or credits relating to the ownership, lease, maintenance or operation of the Transferred Assets, which refunds or credits are with respect to periods prior to the Closing Date, whether directly or indirectly, regardless of when actually paid;

                  (k) All employment agreements and personnel records of Transferor and its successors, assigns and Representatives, other than Transferred Employee Records;

                  (l) The minute books, stock transfer books, corporate seal and other corporate records of Transferor and its successors, assigns and Representatives;

                  (m) The right, title and interest of Transferor and its successors, assigns, Affiliates and Representatives in, to and under all Emission Allowances, other than the Emission Allowances set forth on Schedule 2.1(h), all of which are included as Transferred Assets; and

                  (n) The right, title and interest of Transferor and its successors, assigns and Representatives under this Agreement and the Additional Agreements.

         2.3 Assumed Liabilities. On the Closing Date, Transferee shall assume and agree to pay, perform and otherwise discharge, without recourse to Transferor, all of the liabilities and obligations of Transferor and its successors, assigns or Representatives, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, which relate, directly or indirectly, to the Transferred Assets, other than Excluded Liabilities (collectively, the "Assumed Liabilities"), including the following such liabilities and obligations:

                  (a) All liabilities and obligations of Transferor under the Transferor Agreements and the Transferable Permits in accordance with the terms thereof;

                  (b) All liabilities and obligations of Transferor in respect of Taxes for which Transferee is liable pursuant to Section 3.2 or 6.3;

                  (c) All liabilities and obligations of Transferor which relate to the Transferred Employees for which Transferee is responsible on or after the Closing Date pursuant to Section 6.4; provided that nothing set forth in this
Section 2.3(c) shall require Transferee to assume any liabilities or obligations that are specifically excluded pursuant to Sections 2.4(k), 2.4(l) or 2.4(m);

                  (d) With respect to the Transferred Assets forming a part of or relating to Keystone Station and the Conemaugh Station, all liabilities and obligations of Transferor arising under or relating to Environmental Laws or relating to any claim in respect of Environmental Conditions or Hazardous Substances, whether based on common law or Environmental Laws, whether relating to the Sites or any Off-Site Location, whether such liabilities or obligations are known or unknown, contingent or accrued, including (i) any violation or alleged violation of Environmental Laws, whether prior to, on or after the Closing Date, with respect to the ownership, lease, maintenance or operation of any of such Transferred Assets, including any fines or penalties that arise in connection with the ownership, lease, maintenance or operation of such Transferred Assets on or after the Closing Date (but excluding all fines and penalties that arise in connection with the ownership, lease, maintenance or operation of such Transferred Assets prior to the Closing Date), and the costs associated with correcting any such violations;
(ii) any bodily injury, loss of life, property damage, or natural resource damage (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing
Date) caused (or allegedly caused) by any Environmental Condition or the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from such Transferred Assets prior to, on or after the Closing Date, including any Environmental Condition or Hazardous Substances contained in building materials at or adjacent to such Transferred Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near such Transferred Assets; (iii) any Remediation (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of any Environmental Condition or Hazardous Substances that are present or have been Released prior to, on or after the Closing Date at, on, in, under, adjacent to or migrating from, such Transferred Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to such Transferred Assets; (iv) any bodily injury, loss of life, property damage, or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Closing Date, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of such Transferred Assets; and (v) any Remediation of any Environmental Condition or Release of Hazardous Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Closing Date, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of such Transferred Assets; provided that nothing set forth in this
Section 2.3(d) shall require Transferee to assume any liabilities or obligations that are specifically excluded pursuant to Section 2.4;

                  (e) With respect to the Transferred Assets forming a part of or relating to the Facilities, all liabilities and obligations of Transferor arising under or relating to Environmental Laws or relating to any claim in respect of Environmental Conditions or Hazardous Substances, whether based on common law or Environmental Laws, whether relating to the Sites or any Off-Site Location, relating to conditions, occurrences actions or omissions occurring on or after the Closing Date, including (i) any violation or alleged violation of Environmental Laws on or after the Closing Date with respect to the ownership, lease, maintenance or operation of any of such Transferred Assets, including any fines or penalties that arise in connection with the ownership, lease, maintenance or operation of such Transferred Assets on or after the Closing Date and the costs associated with correcting any such violations; (ii) any bodily injury, loss of life, property damage, or natural resource damage that arises on or after the Closing Date caused (or allegedly caused) by any Environmental Condition created, or the Release of Hazardous Substances at, on, in, under, adjacent to or migrating from such Transferred Assets, on or after the Closing Date; (iii) any Remediation of any Environmental Condition created or Hazardous Substances that are Released on or after the Closing Date at, on, in, under, adjacent to or migrating from, such

Transferred Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to such Transferred Assets; (iv) any bodily injury, loss of life, property damage, or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Closing Date, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of such Transferred Assets; and (v) any Remediation of any Environmental Condition or Release of Hazardous Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Closing Date, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of such Transferred Assets; provided that nothing set forth in this Section 2.3(e) shall require Transferee to assume any liabilities or obligations that are specifically excluded pursuant to Section 2.4;

                  (f) With respect to the Transferred Assets forming a part of or relating to the Facilities, in addition to the Assumed Liabilities set forth in Section 2.3(e), from and after the earlier to occur of (i) a Transferee Change of Control and (ii) the sale by Transferee of all or substantially all of the Transferred Assets or any of the Transferred Real Property to any Person other than Conectiv or any wholly owned subsidiary of Conectiv, Transferee shall assume all liabilities and obligations of Transferor arising under or relating to Environmental Laws or relating to any claim in respect of Environmental Conditions or Hazardous Substances, whether based on common law or Environmental Laws, whether relating to the Sites or any Off-Site Location, relating to conditions occurrences, actions or omissions occurring prior to the Closing Date, including (i) any violation or alleged violation of Environmental Laws prior to the Closing Date with respect to the ownership, lease, maintenance or operation of any of such Transferred Assets, including any fines or penalties that arise in connection with the ownership, lease, maintenance or operation of such Transferred Assets prior to the Closing Date and the costs associated with correcting any such violations; (ii) any bodily injury, loss of life, property damage, or natural resource damage caused (or allegedly caused) by any Environmental Condition or the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from such Transferred Assets prior to the Closing Date and (iii) any Remediation of any Environmental Condition or Hazardous Substances that are present or have been Released prior to the Closing Date at, on, in, under, adjacent to or migrating from, such Transferred Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to such Transferred Assets, it being understood that the liabilities set forth in this Section 2.3(f) shall, from and after the first such occurrence shall be Assumed Liabilities and shall cease to be Excluded Liabilities pursuant to Section 2.4(h); and

                  (g) For purposes of clarification, Transferee acknowledges that it shall assume and be fully responsible for holding in its accounts sufficient SO2 Allowances and NOx Allowances to cover emissions of SO2 and NOx from all of the Sites for all of the calendar year in which the Closing occurs, including the period of such year prior to the Closing Date, to the extent such requirements apply to the Transferred Assets.

         2.4 Excluded Liabilities. Transferee shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations of Transferor (the "Excluded Liabilities"):

                  (a) Any liabilities or obligations of Transferor in respect of any Excluded Assets, except to the extent caused by the acts or omissions of Transferee or its Representatives or Transferee's ownership, lease, maintenance or operation of the Transferred Assets;

                  (b) Any liabilities or obligations of Transferor arising from the breach prior to the Closing Date by Transferor of any of the Transferor Agreements;

                  (c) Any and all asserted or unasserted liabilities or obligations to third parties for personal injury or tort, or similar causes of action arising solely out of the ownership, lease, maintenance or operation of the Transferred Assets prior to the Closing Date, other than the liabilities or obligations assumed by Transferee under Section 2.3;

                  (d) Any payment obligations of Transferor for goods delivered or services rendered prior to the Closing Date, other than the liabilities or obligations assumed by Transferee under Section 2.3;

                  (e) Any liability or obligation under or related to Environmental Laws or common law, whether such liability or obligation is known or unknown, contingent or accrued, arising as a result of or in connection with the ownership, lease, maintenance or operation by Transferor of the Transmission Assets prior to, on or after the Closing Date, except to the extent caused by the acts or omissions of Transferee or its Representatives or Transferee's ownership, lease, maintenance or operation of the Transferred Assets;

                  (f) Any liability under or related to Environmental Laws or common law arising as a result of or in connection with bodily injury, loss of life, property damage or natural resource damage (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused (or allegedly caused) by the disposal, storage, transportation, discharge, migration of, Release or recycling of Hazardous Substances at an Off-Site Location, or the arrangement for such activities, prior to the Closing Date, in connection with the ownership, lease, maintenance or operation of the Transferred Assets, provided that, for purposes of this Section, "Off-Site Location" does not include any location to which Hazardous Substances disposed of or Released at or from the Transferred Assets have migrated;

                  (g) Any liability under or related to Environmental Laws or common law arising as a result of or in connection with the Remediation (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of Hazardous Substances that are disposed, stored, transported, discharged, migrating from, Released, recycled, or the arrangement of such activities, in connection with the ownership, lease, maintenance or operation of the Transferred Assets, at any Off-Site Location, prior to the Closing Date; provided that, for purposes of this Section, "Off-Site Location" does not include any location to which Hazardous Substances disposed of or Released at or from the Transferred Assets have migrated;

                  (h) Subject to Section 2.3(f), with respect to the Transferred Assets forming a part of or relating to the Facilities, all liabilities and obligations of Transferor arising under or relating to Environmental Laws or relating to any claim in respect of Environmental Conditions or Hazardous Substances, whether based on common law or Environmental Laws, whether relating to the Sites or any Off-Site Location, relating to conditions occurrences, actions or omissions occurring prior to the Closing Date, including (i) any violation or alleged violation of Environmental Laws prior to the Closing Date with respect to the ownership, lease, maintenance or operation of any of such Transferred Assets, including any fines or penalties that arise in connection with the ownership, lease, maintenance or operation of such Transferred Assets prior to the Closing Date and the costs associated with correcting any such violations; (ii) any bodily injury, loss of life, property damage, or natural resource damage caused (or allegedly caused) by any Environmental Condition or the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from such Transferred Assets prior to the Closing Date and (iii) any Remediation of any Environmental Condition or Hazardous Substances that are present or have been Released prior to the Closing Date at, on, in, under, adjacent to or migrating from, such Transferred Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to such Transferred Assets, it being understood that from and after the earlier to occur of (i) a Transferee Change of Control and (ii) the sale by Transferee of all or substantially all of the Transferred Assets or any of the Transferred Real Property to any Person other than Conectiv or any wholly owned subsidiary of Conectiv, the liabilities set forth in this Section 2.4(h) shall be Assumed Liabilities pursuant to Section 2.3(f) and shall cease to be Excluded Liabilities pursuant to this Section 2.4(h);

                  (i) With respect to the Transferred Assets forming a part of or relating to Keystone Station and the Conemaugh Station, any liability for Remediation of Environmental Conditions at, on, under or migrating from, such Transferred Assets, but only to the extent that (i) such liability arises out of or derives from the same facts which form the basis of a conviction, guilty plea or plea of nolo contendere by Seller for a violation of Environmental Laws by Transferor; (ii) Transferor's conviction, guilty plea or plea of nolo contendere was based on Transferor's intentional and willful wrongful actions; and (iii) Transferor's conviction, guilty plea or plea of nolo contendere arises from a matter as to which Transferor has received written notice from a Governmental Authority on or before the sixth anniversary of the Closing Date;

                  (j) With respect to the Transferred Assets forming a part of or relating to Keystone Station and the Conemaugh Station, any fines or penalties imposed by or payable to any Governmental Authority under Environmental Laws that arise in connection with the ownership, lease, maintenance or operation of the Transferred Assets prior to the Closing Date;

                  (k) Any liabilities or obligations relating to any Benefit Plan maintained by Transferor or any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with Transferor under

Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which Transferor and any ERISA Affiliate contributed thereunder (the "ERISA Affiliate Plans"), maintained by, contributed to, or obligated to contribute to, by Transferor or any ERISA Affiliate, including any liability (i) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; or (ii) with respect to any noncompliance by Transferor with ERISA or any other applicable laws, but not including any liabilities or obligations assumed by Transferee pursuant to
Section 6.4;

                  (l) Any liabilities or obligations relating to the employment or termination of employment, including, workmens compensation, discrimination, wrongful discharge, unfair labor practices, or constructive termination by Transferor of any individual, attributable to any actions or inactions by Transferor prior to the Closing Date other than such actions or inactions taken at the direction of Transferee; and

                  (m) Any obligation to provide continuation coverage under COBRA (and notice of the right to elect such coverage) to Transferred Employees, employees associated with the Transferred Assets who do not become Transferred Employees (and their dependents or former dependents), and former dependents of Transferred Employees who became eligible for continuation coverage under COBRA on account of a "qualifying event" (as defined under COBRA) occurring before the Closing Date (but not including any liabilities or obligations assumed by Transferee pursuant to Section 6.4).

         2.5 Control of Litigation. The Parties agree and acknowledge that Transferor shall be entitled exclusively to control, defend and settle any suit, action or proceeding, and any investigation, in each case, involving any third party and arising out of or relating to any Excluded Assets or Excluded Liabilities, and Transferee shall cooperate fully with Transferor in connection therewith.


                                   ARTICLE III

                                   THE CLOSING

         3.1 Closing. The assignment, conveyance, transfer and delivery of the Transferred Assets by Transferor to Transferee, and the assumption and acquisition by Transferee of the Transferred Assets and the Assumed Liabilities, and the consummation of the other transactions contemplated hereby, shall take place at a closing (the "Closing") to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Rodney Square, Wilmington, Delaware, at 10:00 a.m. local time on the first business day after the date on which all of the conditions precedent to the Closing set forth in Article VII shall have been satisfied or, to the extent permitted by applicable Law, waived by the Party for whose benefit such conditions precedent exist, or at such other time and location as may be agreed upon in writing by the Parties. The date on which the Closing actually occurs is hereinafter called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m., New York City time, on the Closing Date.

         3.2      Prorations.

                  (a) Transferor and Transferee agree that, except as otherwise provided in this Agreement, all of the items customarily prorated relating to the ownership, lease, maintenance or operation of the Transferred Assets, including those listed below, shall be prorated as of the Closing Date, with Transferor liable to the extent such items relate to any period prior to the Closing Date, and Transferee liable to the extent such items relate to any period on or after the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

                           (i) Personal property, real property, occupancy and
other similar Taxes, if any, imposed on or with respect to the ownership or lease of the Transferred Assets for a taxable period that begins before and ends after the Closing Date;

                           (ii) Rent, Taxes and all other items (including
prepaid services and goods not included in Inventory), in each case, payable by or to Transferor under any of the Transferor Agreements;

                           (iii) Any permit, license, registration, compliance
assurance fees or other fees with respect to any Transferable Permit;

                           (iv) Sewer rents and charges for water, telephone,
electricity and other utilities;

                           (v) Insurance premiums paid on or with respect to the
ownership, lease, maintenance or operation of the Transferred Assets to the extent payable under any policy or other arrangement included among the Transferor Agreements; and

                           (vi) Prepaid operating and maintenance expenses.

                  (b) Transferor or Transferee, as the case may be, shall promptly reimburse the other Party or Parties that portion of any amount paid by such other Party or Parties to the extent relating to the period for which Transferor or Transferee, as the case may be, is liable under Section 3.2(a), in each case, upon presentation of a statement setting forth in reasonable detail the nature and amount of any such payment. In connection with the prorations set forth in Section 3.2(a), if actual figures are not available on the Closing Date, the proration shall be calculated based upon the respective amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within sixty
(60) days after the date that the previously unavailable actual figures become available. Transferor and Transferee shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.2. Notwithstanding anything to the contrary herein, no proration shall be made under this Section

3.2 with respect to (i) Tax refunds that are Excluded Assets under Section 2.2(j) or (ii) Taxes payable by Transferee pursuant to Section 6.3.

         3.3 Deliveries by Transferor. At the Closing, Transferor shall deliver, or cause to be delivered, the following to Transferee:

                  (a) The Limited Warranty Deeds, duly executed by Transferor and in recordable form;

                  (b) The Assignment and Assumption Agreement, duly executed by Transferor;

                  (c) The Interconnection Agreement, duly executed by
Transferor;

                  (d) The Access Agreements, duly executed by Transferor and in recordable form;

                  (e) The Merrill Creek Sublease, duly executed by Transferor and in recordable form;

                  (f) Copies, certified by the Secretary or Assistant Secretary of Transferor, of resolutions authorizing the execution and delivery of this Agreement, each Additional Agreement to which Transferor is a party and all of the other agreements and instruments, in each case, to be executed and delivered by Transferor in connection herewith;

                  (g) A certificate of the Secretary or Assistant Secretary of Transferor identifying the name and title and bearing the signatures of the officers of Transferor authorized to execute and deliver this Agreement, each Additional Agreement to which Transferor is a party and the other agreements and instruments contemplated hereby;

                  (h) All such other agreements, documents, instruments and writings as shall, in the reasonable opinion of Transferee and its counsel, be necessary to sell, assign, convey, transfer and deliver to Transferee the Transferred Assets, in accordance with this Agreement and, where necessary or desirable, in recordable form; and

                  (i) Such other agreements, documents, instruments and writings as are required to be delivered by Transferor at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required by Transferee in connection herewith.

         3.4 Deliveries by Transferee. At the Closing, Transferee shall deliver, or cause to be delivered, the following to Transferor:

                  (a) The Assignment and Assumption Agreement, duly executed by Transferee;

                  (b) The Interconnection Agreement, duly executed by
Transferee;

                  (c) The Access Agreements, duly executed by Transferee;

                  (d) The Merrill Creek Sublease, duly executed by Transferee and in recordable form;

                  (e) The Fuel Storage Agreement, duly executed by Transferee;

                  (f) A copy, certified by the Secretary or Assistant Secretary of Transferee, of resolutions authorizing the execution and delivery of this Agreement, each Additional Agreement and all of the agreements and instruments, in each case, to be executed and delivered by Transferee in connection herewith;

                  (g) A certificate of the Secretary or Assistant Secretary of Transferee identifying the name and title and bearing the signatures of the officers of Transferee authorized to execute and deliver this Agreement, each Additional Agreement to which Transferee is a party and the other agreements contemplated hereby;

                  (h) All such other permits, agreements, documents, instruments and writings as shall, in the reasonable opinion of Transferor and its counsel, be necessary for Transferee to acquire the Transferred Assets, and to assume the Assumed Liabilities, in each case, in accordance with this Agreement and, where necessary or desirable, in recordable form; and

                  (i) Such other permits, agreements, documents, instruments and writings as are required to be delivered by Transferee at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required by Transferor in connection herewith.

         3.5 Relationship of this Agreement and Related Transfer Agreements. The transactions contemplated by this Agreement, together with the transactions contemplated by the Related Transfer Agreements, are intended by the Parties to be consummated substantially simultaneously; and if any of the transactions contemplated hereby or by any of the Related Transfer Agreements are not consummated simultaneously on the Closing Date in accordance with the terms and subject to the conditions set forth herein and therein, as applicable, then each Party shall take, or cause to be taken, all actions, and do, or cause to be done, all things, in each case, that are necessary to dissolve and invalidate all transactions contemplated hereby.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

         Except as set forth in any filing made prior to the date of this Agreement by Transferor with the SEC pursuant to the Securities Act or the Exchange Act, Transferor hereby represents and warrants to Transferee as follows (all such representations and warranties, except those set forth in Sections 4.1 and 4.2, being made to the Knowledge of Transferor):

         4.1 Organization; Qualification. Transferor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Commonwealth of Virginia, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Transferor is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business as now being conducted requires it to be so qualified, except to the extent that the failure to be so qualified would not, individually or in the aggregate, have a Transferor Material Adverse Effect.

         4.2 Authority. Transferor has full corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Transferor of this Agreement and each Additional Agreement to which it is a party and the consummation by Transferor of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Transferor. This Agreement has been duly and validly executed and delivered by Transferor and this Agreement constitutes, and upon the execution and delivery by Transferor of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the legal, valid and binding obligation of Transferor, enforceable against Transferor in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         4.3 Consents and Approvals; No Violation.

                  (a) Except as set forth on Schedule 4.3(a), subject to obtaining or making all Transferor Required Regulatory Approvals, neither the execution and delivery by Transferor of this Agreement or the Additional Agreements to which it is a party nor the consummation by Transferor of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Transferor; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Transferor is a party or by which it, or any of the Transferred Assets, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been, or will be prior to the Closing obtained, or which would not, individually or in the aggregate, have a Transferor Material Adverse Effect; or (iii) constitute violations of any Law, order, judgment or decree applicable to Transferor, which violations, individually or in the aggregate, would have a Transferor Material Adverse Effect.

                  (b) Except for consents, approvals, filings and notices set forth on Schedule 4.3(b) (such consents, approvals, filings and notices are collectively referred to herein as the "Transferor Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery by Transferor of this Agreement and the Additional Agreements to which it is a party or the consummation by Transferor of the transactions contemplated hereby or thereby, other than (i) such consents, approvals, filings and notices which, if not obtained or made, would not materially impair Transferor's ability to perform its material obligations under this Agreement or such Additional Agreements;
(ii) such consents, approvals, filings and notices which become applicable to Transferor or the Transferred Assets as a result of the status of Transferee or as a result of any other facts that specifically relate to the business or activities in which Transferee is or proposes to be engaged; and (iii) such consents, approvals, filings and notices, the failure of which to obtain or make would not, individually or in the aggregate, have a Transferor Material Adverse Effect.

         4.4 Title and Related Matters. Transferor has good and valid title to all Transferred Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

         4.5 Legal Proceedings. Except as set forth on Schedule 4.5, there are no suits, actions or proceedings pending or, to the Knowledge of Transferor, threatened against Transferor by or before any Governmental Authority, which, if adversely determined, would, individually or in the aggregate, have a Transferor Material Adverse Effect or would materially impair Transferor's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party. Except as set forth on Schedule 4.5, Transferor is not subject to any judgment, order or decree of any Governmental Authority which would, individually or in the aggregate, have a Transferor Material Adverse Effect or would materially impair Transferor's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party.


                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

         Transferee hereby represents and warrants to Transferor as follows (all such representations and warranties, except those set forth in Sections 5.1 and 5.2, being made to the Knowledge of Transferee):

         5.1 Organization; Qualification. Transferee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Transferee is duly qualified to do business and is in good standing under the laws of each jurisdiction in which its business as now being conducted requires it to be so qualified, except to the extent that the failure to be so qualified would not, individually or in the aggregate, have a Transferee Material Adverse Effect.

         5.2 Authority. Transferee has full power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Additional Agreement by Transferee and the consummation by Transferee of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary action required on the part of Transferee. This Agreement has been duly and validly executed and delivered by Transferee and, subject to the receipt of the Transferee Required Regulatory Approvals, this Agreement constitutes, and upon the execution and delivery by Transferee of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the legal, valid and binding obligation of Transferee, enforceable against Transferee in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         5.3      Consents and Approvals; No Violation.

                  (a) Except as set forth on Schedule 5.3(a), and subject to obtaining or making all Transferee Required Regulatory Approvals, neither the execution and delivery by Transferee of this Agreement or the Additional Agreements to which it is a party nor the consummation by Transferee of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Transferee or any of its Subsidiaries;
(ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Transferee or any of its Subsidiaries is a party or by which Transferee, any such Subsidiary or any of their respective properties and assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been or will be prior to the Closing obtained, or which would not, individually or in the aggregate, materially impair Transferee's ability to consummate the transactions contemplated hereby or by any Additional Agreement, or to perform its material obligations hereunder or thereunder (a "Transferee Material Adverse Effect"); or (iii) constitute violations of any Law, order, judgment or decree applicable to Transferee or any of its Subsidiaries, which violations, individually or in the aggregate, would have a Transferee Material Adverse Effect.

                  (b) Except for consents, approvals, filings and notices set forth on Schedule 5.3(b) (such consents, approvals, filings and notices are collectively referred to herein as the "Transferee Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery by Transferee of this

Agreement and the Additional Agreements to which it is a party or the consummation by Transferee of the transactions contemplated hereby or thereby, other than such consents, approvals, filings or notices, which, if not obtained or made, would not have a Transferee Material Adverse Effect.

         5.4 Legal Proceedings. There are no suits, actions or proceedings pending or threatened against Transferee by or before any Governmental Authority which, if adversely determined, would, individually or in the aggregate, have a Transferee Material Adverse Effect or would materially impair such Transferee's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party. Transferee is not subject to any judgments, orders or decrees of any Governmental Authority which would, individually or in the aggregate, have a Transferee Material Adverse Effect or would materially impair such Transferee's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party.

                                   ARTICLE VI

                                    COVENANTS

         6.1 Conduct of Business Relating to the Transferred Assets. Except as contemplated by this Agreement or any Additional Agreement or to the extent Transferee otherwise consents in writing, during the period from the date of this Agreement to the Closing Date, Transferor shall operate the Transferred Assets in the ordinary course of business consistent with the past practices of Transferor and shall use all Commercially Reasonable Efforts to preserve intact the Transferred Assets, and endeavor to preserve the goodwill and relationships with customers, vendors, suppliers, employees and others having business dealings with it in connection with the Transferred Assets.

         6.2 Books and Records. For a period of seven (7) years from and after the Closing Date, each of Transferor and Transferee and their respective Representatives shall have reasonable access to all of the books and records of the Transferred Assets, including, to the extent permitted by Applicable Law, all Transferred Employee Records, in the possession of the other Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the Transferred Assets or the Excluded Assets. Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the other Party with respect to such access pursuant to this Section 6.2. If the Party in possession of such books and records shall desire to dispose of any books and records upon or prior to the expiration of such seven-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at such other Party's cost and expense, to segregate and remove such books and records as such other Party may select.

         6.3 Transfer Taxes. All transfer, use, stamp, sales and similar Taxes incurred in connection with this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby (including, if any, (i) sales Tax imposed by Delaware, Pennsylvania, Maryland and Virginia on the transfer of the Transferred Assets and (ii) transfer Tax imposed by Delaware, Pennsylvania, Maryland and Virginia on conveyances of interests in real property included in the Transferred Assets) shall be borne by Transferee and, to the extent paid by Transferor, Transferee shall reimburse Transferor upon request.

         6.4      Employees.

                  (a) From and after the Closing Date, the employees of Transferor set forth on Schedule 6.4(a) shall be employees of Transferee (the "Transferred Employees"). Transferee shall employ the Transferred Employees subject to the same terms and conditions, including terms and conditions relating to annual compensation, bonus and other incentive opportunities, to which each such Transferred Employee was subject immediately prior to the Closing.

                  (b) Transferee shall, at the Closing, adopt the Benefit Plans set forth on Schedule 6.4(b) as the benefit plans to be maintained by Transferee for the benefit of the Transferred Employees from and after the Closing. Each Transferred Employee shall continue to be covered by, participate in, and receive the benefits under each such Benefit Plan to the same extent each such Transferred Employee was covered by, participated in and received the benefits under each such Benefit Plan immediately prior to the Closing. In furtherance and not in limitation of the foregoing, each Transferred Employee shall receive from Transferee full credit for service with Transferor and its Affiliates for eligibility, vesting and benefits entitlement purposes.

                  (c) Transferee shall use its best efforts to take, or cause to be taken, all actions, or to do, or cause to be done, all things necessary, proper or advisable with respect to the IBEW Collective Bargaining Agreements, in each case as Transferor shall reasonably request, including becoming a party to or otherwise agreeing to be bound by the IBEW Collective Bargaining Agreements. Transferred Employees covered by the IBEW Collective Bargaining Agreements shall retain their seniority and receive full credit for service with Transferor and its Affiliates in connection with entitlement to vacation and all other benefits and rights under the IBEW Collective Bargaining Agreements to which seniority or years of service are applicable. On the Closing Date, Transferee shall assume the IBEW Collective Bargaining Agreements for the duration of their respective terms as they relate to Transferred Employees and other employees to be employed by Transferee or its Affiliates in positions covered by the IBEW Collective Bargaining Agreements, and Transferee shall comply with all applicable obligations under the IBEW Collective Bargaining Agreements. Transferee shall, for the duration of the IBEW 1238 Agreement, recognize the IBEW 1238 as the collective bargaining agent for the Transferred Employees who are members of IBEW 1238 in positions covered by the IBEW 1238 Agreement. Transferee shall, for the duration of the IBEW 1307 Agreement, recognize the IBEW 1307 as the collective bargaining agent for the Transferred Employees who are members of IBEW 1307 in positions covered by the IBEW 1307 Agreement.

         6.5 Qualification of Transferee under PUHCA. From and after the Closing, Transferor shall use its Commercially Reasonable Efforts as reasonably requested by Transferee from time to time in order to enable Transferee to qualify as an "exempt wholesale generator" under the Public Utility Holding Company of 1935, as amended from time to time.

         6.6      Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of Transferor and Transferee shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transfer of the Transferred Assets pursuant to this Agreement and the assumption of the Assumed Liabilities, including using its reasonable best efforts to ensure satisfaction of the conditions precedent to each of Transferor's and Transferee's obligations hereunder, including obtaining all necessary consents, approvals and authorizations of, and making all required notices or filings with, third parties required to be obtained or made in order to consummate the transactions hereunder, including the transfer of the Transferable Permits to Transferee. Transferor shall cooperate with Transferee in its efforts to obtain all other permits and Environmental Permits necessary for Transferee to operate the Transferred Assets. Transferee shall perform all conditions required of Transferee in connection with obtaining the Transferor Required Regulatory Approvals. Neither Transferor nor Transferee shall, without prior written consent of the other, take or fail to take any action which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

                  (b) Without limiting the generality of Section 6.6(a):

                           (i) In the event that any Transferred Asset shall not
have been conveyed to Transferee at the Closing, Transferor shall, subject to
Section 6.6(b)(ii), use Commercially Reasonable Efforts after the Closing to convey such asset to Transferee as promptly as practicable.

                           (ii) To the extent that Transferor's rights under any
material Transferor Agreement may not be assigned without the consent, approval or authorization of any third party which consent, approval or authorization has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign such right if an attempted assignment would constitute a breach of such Transferor Agreement or violate any applicable Law. If any consent, approval or authorization to the assignment of any material Transferor Agreement shall not be obtained, or if any attempted assignment would be ineffective or would impair Transferee's rights and obligations under such Transferor Agreement, such that Transferee would not acquire and assume the benefit and detriment of all such rights and obligations, Transferor, at its option and to the fullest extent permitted by applicable Law and such Transferor Agreement, shall, after the Closing Date, appoint Transferee to be Transferor's agent with respect to such Transferor Agreement, or, to the fullest extent permitted by applicable Law and such Transferor

Agreement, enter into such reasonable arrangements with Transferee or take such other actions as are necessary to provide Transferee with the same or substantially similar rights and obligations under such Transferor Agreement.

         6.7 Consents and Approvals. Without limiting the generality of Section 6.6(a), as promptly as practicable after the date of this Agreement, Transferor and Transferee shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all required consents and approvals of all other Governmental Authorities, and make all other filings and give all other notices required to be made prior to the Closing with respect to the transactions contemplated hereby and by the Additional Agreements.

         6.8 PJM; MAAC. From and after the Closing Date, Transferee shall use Commercially Reasonable Efforts to obtain membership in PJM and MAAC, and shall submit to the governance of the independent system operator established and administered under the PJM Agreement.

         6.9 Certain Tax-Exempt Bonds. Transferee acknowledges that Transferor financed the Transferred Assets set forth on Schedule 6.9 with the proceeds of tax-exempt bonds and that the continuing tax-exempt status of such bonds depends on the continuing qualifying use of such assets as property used to abate or control water or atmospheric pollution or contamination by removing, altering, disposing or storing pollutants, contaminants, water or heat within the meaning of Section 103(b)(4)(F) of the Code ("Qualifying Use"). In the event that the use of such assets is changed to a non-Qualifying Use on or before the maturity date of such bonds, as set forth on Schedule 6.9, Transferor will be required to take certain action to comply with its obligations to maintain the tax-exempt status of those bonds. Accordingly, Transferee shall give Transferor written notice of any change in the use of such assets from their current Qualifying Use that occurs before the maturity date of such bonds, as set forth on Schedule
6.9. Such notice shall be given at least ten (10) Business Days prior to such change in use. Notwithstanding the foregoing, Transferee shall not be deemed to have breached this Section 6.9 if Transferee shall abandon the use of such assets. In the event that Transferee sells or otherwise transfers such assets on or before the maturity date of such bonds, as set forth on Schedule 6.9, Transferee shall give written notice to Transferor at least ten (10) Business Days prior thereto and Transferee shall require the subsequent owner of such assets to covenant and agree to comply with the provisions of this Section 6.9. This covenant shall be included in any recorded deed of transfer of such assets and, to the extent applicable, will be considered a covenant that runs with the land.

         6.10 Reimbursement of Certain Metering Expenses. From and after the Closing, Transferee shall (i) reimburse Transferor for reasonable amounts expended by Transferor prior to the later to occur of (a) September 30, 2001 and
(b) the date which is seventeen months after the Closing Date, in connection with the installation, renovation or improvement of revenue quality meters and related equipment up to an aggregate amount of $2.3 million and (ii) cooperate with Transferor as fully as reasonably possible in order to facilitate Transferor's installation, renovation or improvement of revenue quality meters and related equipment.

                                   ARTICLE VII

                                   CONDITIONS

         7.1 Conditions to Obligation of Transferee. The obligation of Transferee to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Transferee) at or prior to the Closing of the following conditions:

                  (a) No preliminary or permanent injunction, order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements shall have been issued and remain in effect (Transferee agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby or thereby;

                  (b) Transferee shall have obtained the Transferee Required Regulatory Approvals set forth on Schedule 5.3(b), in form and substance reasonably satisfactory to Transferee (including any adverse conditions therein); and such Transferee Required Regulatory Approvals shall be final and nonappealable;

                  (c) Transferor shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Transferor on or prior to the Closing Date;

                  (d) (i) The representations and warranties of Transferor set forth in this Agreement that are qualified by reference to Transferor Material Adverse Effect shall be true and correct in all respects and (ii) the representations and warranties of Transferor set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date);

                  (e) Transferee shall have received a certificate from an authorized officer of Transferor, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.1(c) and (d) have been satisfied by Transferor; and

                  (f) The Related Transfer Agreements shall be in full force and effect and the valid and binding obligation of each party thereto; and all conditions to the obligations of all parties to the Related Transfer Agreements to consummate the transactions contemplated thereby shall have been satisfied or, to the extent permitted by applicable Law, waived.

         7.2 Conditions to Obligation of Transferor. The obligation of Transferor to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Transferor) at or prior to the Closing of the following conditions:

                  (a) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements shall have been issued and remain in effect (Transferor agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby or thereby;

                  (b) Transferor shall have obtained the Transferor Required Regulatory Approvals set forth on Schedule 4.3(b), in form and substance reasonably satisfactory to Transferor (including any adverse conditions therein) and all conditions to effectiveness prescribed therein or otherwise by Law shall have been satisfied in all material respects; and such Transferor Required Regulatory Approvals shall be final and nonappealable;

                  (c) Transferee shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Transferee on or prior to the Closing Date;

                  (d) (i) The representations and warranties of Transferee set forth in this Agreement that are qualified by reference to Transferee Material Adverse Effect shall be true and correct in all respects and (ii) the representations and warranties of Transferee that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date);

                  (e) Transferor shall have received a certificate from an authorized officer of Transferee, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.2(c) and (d) have been satisfied by Transferee; and

                  (f) The Related Transfer Agreements shall be in full force and effect and the valid and binding obligation of each party thereto; and all conditions to the obligations of all parties to the Related Transfer Agreements to consummate the transactions contemplated thereby shall have been satisfied or, to the extent permitted by applicable Law, waived.


                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 Indemnification By Transferor and Transferee.

                  (a) From and after the Closing Date, Transferee shall indemnify, defend and hold harmless Transferor and its Representatives (each, a "Transferor Indemnitee"), from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorneys' fees and expenses in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by any Transferor Indemnitee relating to, resulting from or arising out of (i) any breach by Transferee of any covenant or agreement of Transferee set forth in this Agreement, (ii) the Assumed Liabilities or (iii) any Third-Party Claim against any Transferor Indemnitee in connection with Transferee's ownership, lease, maintenance or operation of any of the Transferred Assets on or after the Closing Date (other than to the extent such Third-Party Claim constitutes an Excluded Liability); provided, however, that Transferee shall be liable to Transferor pursuant to clause (i) of this Section 8.1(a) only for Indemnifiable Losses for which any Transferor Indemnitee gives written notice to Transferee (setting forth with reasonable specificity the nature and amount of the Indemnifiable Loss) during the period for which such covenant or agreement survives the Closing in accordance with Section 10.5.

                  (b) From and after the Closing, Transferor shall indemnify, defend and hold harmless Transferee and its Representatives (each, a "Transferee Indemnitee"), from and against any and all Indemnifiable Losses asserted against or suffered by any Transferee Indemnitee relating to, resulting from or arising out of (i) any breach by Transferor of any covenant or agreement of Transferor set forth in this Agreement or (ii) the Excluded Liabilities; provided, however, that Transferor shall be liable pursuant to clause (i) of this Section 8.1(b) only for Indemnifiable Losses for which any Transferee Indemnitee gives written notice to Transferor (setting forth with reasonable specificity the nature and amount of the Indemnifiable Loss) during the period for which such covenants or agreements survive the Closing in accordance with Section 10.5.

                  (c) In furtherance and not in limitation of the provisions set forth in Section 8.1(a), Transferee, for itself and on behalf of its Representatives, hereby irrevocably releases, holds harmless and forever discharges Transferor from any and all Indemnifiable Losses of any kind or character, whether known or unknown, contingent or accrued, arising under or relating to Environmental Laws, or relating to any claim in respect of any Environmental Condition or Hazardous Substance, whether based on common law or Environmental Laws relating to the Transferred Assets, other than those liabilities and obligations which have been retained by Transferor hereunder (collectively, "Environmental Claims"). In furtherance of the foregoing, Transferee, for itself and on behalf of its Representatives, hereby irrevocably waives any and all rights and benefits with respect to such Environmental Claims that it now has, or in the future may have conferred upon it by virtue of any Law or common law principle, which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. In this connection, Transferee hereby acknowledges that it is aware that factual matters now unknown to it may have given, or hereafter may give, rise to Environmental Claims that are presently unknown, unanticipated and unsuspected, and Transferee further agrees that this release set forth in this
Section 8.1(c) has been negotiated and agreed upon in light of that awareness, and Transferee, for itself and on behalf of its Representatives, nevertheless hereby intends irrevocably to release, hold harmless and forever discharge Transferor from all such Environmental Claims.

                  (d) The rights and remedies of Transferor and Transferee set forth in this Article VIII are exclusive and in lieu of any and all other rights and remedies which Transferor and Transferee may have under this Agreement, under applicable Law, whether at common law or in equity, including for declaratory, injunctive or monetary relief, in each case, with respect to any Indemnifiable Loss.

                  (e) Notwithstanding anything to the contrary herein, no Person (including an Indemnitee) shall be entitled to recover from any other Person (including any Party hereto required to provide indemnification under this Agreement (an "Indemnifying Party")) any amount in excess of the actual compensatory damages, court costs and reasonable attorneys' fees suffered by such party. Transferee and Transferor hereby irrevocably waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to this Agreement (other than with respect to indemnification for a Third-Party Claim).

                  (f) Any Transferor Indemnitee or Transferee Indemnitee (each, an "Indemnitee") shall use Commercially Reasonable Efforts to mitigate all losses, damages and the like relating to a claim under the indemnification provisions in this Section 8.1, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. For purposes of this Section 8.1(f), such Indemnitee's Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and, in addition to its other obligations hereunder, the Indemnifying Party shall reimburse the Indemnitee for its reasonable expenditures in undertaking the mitigation.

         8.2 Defense of Claims.

                  (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any suit, action or proceeding made or brought by any Person who is not an Indemnitee (a "Third-Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof (a "Third-Party Claim Notice"), but in no event later than ten (10) Business Days after the Indemnitee's receipt of notice of such Third-Party Claim. Such notice shall describe the nature of the Third-Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be incurred by the Indemnitee. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third-Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel. If within twenty
(20) Business Days after receipt of the Third-Party Claim Notice, an Indemnifying Party fails to give written notice to the Indemnitee of its election to assume the defense of such Third-Party

Claim, then the Indemnitee may defend, compromise or settle such Third-Party Claim with counsel selected by it, provided that, without the prior written consent of the Indemnifying Party, the Indemnitee shall not agree to the entry of any judgment with respect to, or any compromise or settlement of, such Third-Party Claim, which judgment, compromise or settlement does not include the unconditional release of the Indemnifying Party.

                  (b) If, within twenty (20) Business Days after an Indemnitee gives written notice to the Indemnifying Party of any Third-Party Claim, such Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in Section 8.2(a), then the Indemnifying Party shall not be liable for any costs, fees or expenses subsequently incurred by the Indemnitee in connection with the defense, compromise or settlement thereof.

                  (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not constitute a Third-Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, in no event later than twenty (20) Business Days after the Indemnitee becomes aware of such Direct Claim, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, of such Indemnifiable Loss and the Indemnifying Party shall have a period of twenty (20) Business Days within which to respond to such Direct Claim. If the Indemnifying Party fails to respond during such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have accepted such claim and, subject to this Article VIII, shall promptly reimburse the Indemnitee for the Indemnifiable Losses set forth in the Indemnitee's notice.

                  (d) A failure to give timely notice as provided in this
Section 8.2 shall not affect the rights or obligations of any Party hereunder except to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

                                   ARTICLE IX

                                   TERMINATION

         9.1 Termination.

                  (a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Parties.

                  (b) This Agreement may be terminated by Transferor, on the one hand, or Transferee, on the other hand, upon written notice to the other Party,
(i) at any time prior to the Closing if any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable; (ii) at any time prior to the Closing if any Law shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the transactions contemplated by this Agreement or by any Additional Agreement; or (iii) at any time after July 31, 2000, if the Closing shall not have occurred on or before such date; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose breach of this Agreement has caused, or resulted in, the failure of the Closing to occur on or before such date.

                  (c) This Agreement may be terminated by Transferee, upon written notice to Transferor, if any of Transferee Required Regulatory Approvals, the receipt of which is a condition to the obligation of Transferee to effect the transactions contemplated by this Agreement as set forth in
Section 7.1(b), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Transferee.

                  (d) This Agreement may be terminated by Transferor, upon written notice to Transferee, if any of the Transferor Required Regulatory Approvals, the receipt of which is a condition to the obligation of Transferor to effect the transactions contemplated by this Agreement as set forth in
Section 7.2(b), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Transferor.

         9.2 Effect of Termination. Upon termination of this Agreement prior to the Closing pursuant to Section 9.1, this Agreement shall be null and void and of no further force or effect (except that the provisions set forth in this Section 9.2 and Article X shall remain in full force and effect in accordance with their respective terms); and no Party shall have any further liability under this Agreement (other than for any wilful breach of its obligations hereunder).


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, supplemented or otherwise modified only by written agreement entered into by all Parties.

         10.2 Expenses. Except to the extent provided herein, whether or not the transactions contemplated hereby are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs, fees and expenses.

         10.3 Bulk Sales Laws. Transferee hereby acknowledges that, notwithstanding anything in this Agreement to the contrary, Transferor will not comply with the provisions of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this

Agreement; and Transferee hereby irrevocably waives compliance by Transferor with the provisions of the bulk sales laws of all applicable jurisdictions.

         10.4 Waiver of Compliance; Consents. To the extent permitted by applicable Law, any failure of any of the Parties to comply with any covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith.

         10.5 No Survival. No representation or warranty contained in this Agreement shall survive the Closing. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms.

         10.6 Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV, THE TRANSFERRED ASSETS ARE TRANSFERRED "AS IS, WHERE IS", AND TRANSFEROR EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO TRANSFEROR AND THE TRANSFERRED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV: TRANSFEROR EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES REGARDING LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE OR OPERATION OF THE TRANSFERRED ASSETS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE TRANSFERRED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE TRANSFERRED ASSETS; AND TRANSFEROR EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE TRANSFERRED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL AUTHORITY, INCLUDING ANY ENVIRONMENTAL LAWS, OR WHETHER TRANSFEROR POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE TRANSFERRED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TRANSFEROR FURTHER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE TRANSFERRED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TRANSFEROR EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND REGARDING THE CONDITION OF THE TRANSFERRED ASSETS OR THE SUITABILITY OF ANY OF THE TRANSFERRED ASSETS FOR OPERATION AS A POWER PLANT OR AS A FUEL PROCESSING FACILITY, AS APPLICABLE, AND NO

SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED, OR COMMUNICATIONS MADE, BY TRANSFEROR OR ITS REPRESENTATIVES, INCLUDING ANY BROKER OR INVESTMENT BANKER, WILL CAUSE OR CREATE ANY SUCH REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE TRANSFERRED ASSETS.

         10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day when delivered personally or by facsimile transmission (with confirmation), on the next Business Day when delivered to a nationally recognized overnight courier or five (5) Business Days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address set forth below (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that any notice of a change of address or facsimile number shall be effective only upon receipt thereof):

                  (a)      If to Transferor, to:

                           Delmarva Power & Light Company
                           c/o Conectiv
                           800 King Street
                           P.O. Box 231
                           Wilmington, Delaware  19899
                           Attention:  President
                           Facsimile:  (302) 429-3367

                  (b)      if to Transferee, to:

                           Conectiv Delmarva Generation, Inc.
                           c/o Conectiv
                           800 King Street
                           P.O. Box 231
                           Wilmington, Delaware  19899
                           Attention:  President
                           Facsimile:  (302) 429-3367

         10.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, provided neither this Agreement nor any of the rights, interests, obligations or remedies hereunder shall be assigned by Transferor or Transferee, including by operation of law, without the prior written consent of the other Party; nor is this Agreement intended to confer upon any other Person any rights, interests, obligations or remedies hereunder. Without limiting the generality of the foregoing, no provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee of Transferor (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, without the prior written consent of Transferee, Transferor may assign all of its rights, interests, obligations and remedies hereunder to any of its Affiliates; provided, however, that no such assignment shall relieve or discharge Transferor from any of its obligations hereunder.

         10.9 Governing Law; Forum; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies. Venue in any and all suits, actions and proceedings related to the subject matter of this Agreement shall be in the state and federal courts located in and for the State of Delaware (the "Courts"), which shall have exclusive jurisdiction for such purpose, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding. Service of process may be made in any manner recognized by such Courts. Each of the Parties hereby irrevocably waives its right to a jury trial arising out of any dispute in connection with this Agreement or the transactions contemplated hereby.

         10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.11 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or construction of this Agreement. Ambiguities and uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties' intent as of the date of this Agreement. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

         10.12 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.

         10.13 Entire Agreement. This Agreement (including the Schedules and Exhibits), embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and the Additional Agreements and supersedes all prior agreements and understandings between or among the Parties with respect to such transactions. There are no representations, warranties, covenants or agreements between or among the Parties with respect to the subject matter set forth in such agreements, other than those expressly set forth or referred to herein or therein.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Transferor and Transferee have caused this Asset Transfer Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

                         DELMARVA POWER & LIGHT COMPANY

                         By: _____________________________________
                             Name:
                             Title:

                         CONECTIV DELMARVA GENERATION, INC.

                         By: ______________________________________
                             Name:
                             Title: